EXHIBIT 99.1

               [INDEPENDENCE COMMUNITY BANK CORP. LOGO]

                                                                PRESS RELEASE
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                               195 Montague Street * Brooklyn, New York 11201


                     INDEPENDENCE COMMUNITY BANK
              SELLS $150 MILLION OF SUBORDINATED NOTES


     BROOKLYN, N.Y.- June 17, 2003, Independence Community Bank Corp. (NASDAQ - ICBC), the holding company for Independence Community Bank (the "Bank"), announced today that the Bank has agreed to sell $150 million aggregate principal amount of 3.5% Fixed Rate/Floating Rate Subordinated Notes Due 2013 ("Notes").

     The Notes bear interest at a fixed rate of 3.5% per annum for the first five years, and convert to a floating rate thereafter until maturity based on the US dollar three-month LIBOR plus 2.06%. Beginning on June 20, 2008 the Bank has the right to redeem the Notes at par plus accrued interest. The net proceeds from the offering will be used for general corporate purposes. The Notes qualify as Tier 2 capital under the regulations of the Federal Deposit Insurance Corporation at the Bank level.

     Lehman Brothers acted as sole book running manager of the offering, with Bear Stearns & Co. Inc, Keefe, Bruyette & Woods, Inc. and Sandler O'Neill & Partners, L.P. acting as co-managers. The closing for the transaction is expected to take place on June 20, 2003.

     Independence Community Bank Corp. is the holding company for Independence Community Bank. The Bank, originally chartered in 1850, currently operates 78 full service branches located in the greater New York City metropolitan area, which includes the five boroughs of New York City, Nassau, Suffolk and Westchester Counties and northern New Jersey. The Bank has three key business divisions: Commercial Real Estate Lending, Consumer Banking and Business Banking and is actively targeting small and mid-size businesses. The Bank maintains its community orientation by offering its diverse communities a wide range of financial products and by emphasizing customer service, superior value and convenience. The Bank's web address is www.myindependence.com.

     The Notes have not been, and are not required to be, registered under the Securities Act. The Notes are being offered and sold in reliance upon an exemption from the registration requirements of the Securities Act provided by Section 3(a)(2) of the Securities Act. The Notes will be offered and sold only to institutional investors that are "accredited investors" within the meaning of Rule 501 (a)
(1), (2), (3) or (7) of Regulation D under the Securities Act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful. Any offer will be made only by means of the offering circular relating to the Notes.


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   Contact:    Frank W. Baier                  John B. Zurell
               Treasurer                       Chief Financial Officer
               (1-718) 923-3506                (1-718) 722-5420